SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.___)

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Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement

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[ ]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

Connetics Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF 2004 ANNUAL MEETING OF STOCKHOLDERS

Date	Friday, May 7, 2004

Time	9:00 a.m. Pacific Time

Place	3290 West Bayshore Road, Palo Alto, California 94303

Items of Business	(1) To elect nine (9) directors to hold office until the next Annual Meeting and until their successors have been elected and qualified.

(2) To ratify the appointment of Ernst & Young LLP as our independent auditors for the year ending December 31, 2004.

(3) To consider and act upon such other business as may properly come before the meeting.

Record Date	Stockholders of record at the close of business on March 12, 2004 are entitled to vote at the meeting.

Annual Report	Connetics’ 2003 annual report, which is not a part of the proxy soliciting material, is enclosed.

Proxy Voting	Your vote is important to us and to our business. You are encouraged to sign and return your proxy card, or use telephone or Internet voting before the meeting, so that your shares will be represented and voted at the meeting even if you cannot attend. You can revoke a proxy at any time before it is exercised at the meeting by following the instructions in the accompanying proxy statement. YOUR SHARES CANNOT BE VOTED UNLESS YOU VOTE YOUR PROXY OR ATTEND THE ANNUAL MEETING IN PERSON.

By Order of the Board of Directors

Katrina J. Church
Executive Vice President, Legal Affairs
and Corporate Secretary

Palo Alto, California

April 6, 2004

CONNETICS CORPORATION

3290 West Bayshore Road
Palo Alto, California 94303

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 7, 2004

      Our Board of Directors is soliciting proxies on its behalf to be voted at the Annual Meeting of Stockholders to be held on Friday, May 7, 2004, beginning at 9:00 a.m. local time, at 3290 West Bayshore Road, Palo Alto, California 94303. The proxies may also be voted at any postponements or adjournments of that meeting. Our Board of Directors requests that you allow the proxies named in the proxy card to represent your shares at the Annual Meeting, and at any adjournment or postponement of the Annual Meeting. All properly executed written proxies, and all properly completed proxies submitted by telephone or by the Internet, that are delivered pursuant to this solicitation will be voted at the meeting in accordance with the directions given in the proxy, unless the proxy is revoked before the meeting.

GENERAL INFORMATION ABOUT THE MEETING

What is the purpose of the Annual Meeting?

      The accompanying Notice of Annual Meeting of Stockholders summarizes the specific proposals to be considered and acted upon at the meeting. Each proposal is described in more detail in this proxy statement.

What is a proxy?

      A proxy is your legal designation of another person to vote the stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document is also called a proxy, or a proxy card. You may give your proxy to vote for all, some, or none of our director nominees. You may also vote for or against the other proposals or abstain from voting. If you sign and return the enclosed proxy card but do not specify how to vote, we will vote your shares in favor of our director nominees and in favor of the ratification of the appointment of Ernst & Young LLP as our independent auditors. If any other business properly comes before the stockholders for a vote at the meeting, your shares will be voted according to the discretion of the holders of the proxy.

If I give my proxy can I change my vote?

      Yes. Even after you have submitted your proxy, you may revoke or change your vote at any time before it is voted by submitting a new proxy with a later date (including an Internet or telephone vote), by voting in person at the meeting, or by notifying our Corporate Secretary in writing at 3290 West Bayshore Road, Palo Alto, California 94303 before the meeting. It is important that all stockholders be represented at the Annual Meeting. Therefore, to assure your representation whether or not you plan to attend the meeting, please vote your proxy following the instructions on the proxy card. If you decide to attend the Annual Meeting and wish to vote in person, please notify the Corporate Secretary before the meeting begins.

Who is entitled to vote?

      We are first mailing these proxy materials on or about April 6, 2004 to all stockholders entitled to vote at the meeting. You are entitled to vote at the Annual Meeting if our stockholder records on March 12, 2004 (the record date) show that you owned Connetics common stock as of the close of business on that date. Each share is entitled to one vote for each matter properly brought before the meeting. The enclosed proxy card shows the number of shares you are entitled to vote. As of the close of business on the record date, we had 180 stockholders of record.

How do I vote?

      Most stockholders have a choice of voting over the Internet, by telephone, or by using a written proxy card. Please refer to your proxy card and other enclosures to see which options are available to you. The method by which you vote will not limit your right to vote at the Annual Meeting if you later decide to attend in person. Please be aware that if you vote over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible. The Internet and telephone voting facilities for eligible stockholders of record will close at 11:59 p.m. Eastern Time on May 6, 2004.

What do I do if my shares are held in "street name" by my broker?

      If you hold stock in "street name," meaning they are held in the name of your broker or bank, and you wish to vote at the meeting, you will need to obtain a proxy form from the institution that holds your shares.

What constitutes a quorum?

      To transact business at the meeting, there must be a quorum. This means at least a majority of the outstanding shares eligible to vote must be represented at the meeting, either by proxy or in person. As of March 12, 2004, there were 35,202,574 shares of common stock outstanding and entitled to vote. Thus, the presence of the holders of common stock representing at least 17,601,288 shares will be required to establish a quorum. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of votes considered to be present at the meeting for purposes of establishing a quorum.

What does the Board recommend?

      The Board of Directors recommends that you vote "FOR" election of the nominated slate of directors (Proposal 1) and "FOR" ratification of the appointment of the independent auditors (Proposal 2).

What vote is required to approve each proposal?

      All valid proxies received prior to the meeting will be voted. If you specify a choice with respect to any item by marking the appropriate box on the proxy card, the shares will be voted as you specified. A properly executed proxy marked "ABSTAIN" with respect to any matter will not be voted, although it will be counted for purposes of determining whether there is a quorum.

      Election of Directors. A "FOR" vote by a plurality of the votes of the shares present at the meeting, in person or by proxy, and entitled to vote is required for the election of directors. This means that the nine director nominees receiving the highest number of "FOR" votes will be elected to fill the seats on the Board. A properly executed proxy marked "WITHHOLD" with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether a quorum is present for the transaction of business at the meeting, but it will have no other legal effect upon election of directors.

      Ratification of Selection of Independent Auditors. Approval of the proposal to ratify the selection of Ernst & Young LLP as our independent auditors requires the affirmative vote of the holders of a majority of shares present at the meeting, in person or by proxy, and entitled to vote. If you abstain from voting, the abstention will have the same effect as a vote against the proposal.

What if I do not specify a choice when I return my proxy?

      You should specify your choice for each matter on the proxy card. If you do not give specific instructions, your signed proxy will be voted "FOR" each director nominee and "FOR" proposal 2 and, in the proxy holders’ discretion, as to other matters that may properly come before the meeting. If you hold your shares in "street name" through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be counted in determining the shares necessary for approval. This is referred to as a "broker non-vote." Shares represented by broker non-votes will, however, be counted in determining whether there is a quorum.

MATTERS TO BE ACTED UPON

PROPOSAL NO. 1

ELECTION OF DIRECTORS

      At the meeting, the stockholders will elect nine directors to serve until the next Annual Meeting and until their successors are elected and qualified, or until they die, resign, or are removed from office. We will vote all proxies we receive FOR the nominees listed below unless the proxy includes written instructions otherwise. If any nominee is unable to or declines to serve as a director at the time of the meeting, we will vote the proxies for an additional nominee whom the current Board of Directors will designate to fill the vacancy. As of the date of this proxy statement, we are not aware of any nominee who is unable or will decline to serve as director.

      All of the nine nominees are currently directors of Connetics. Alternatively, in any such situation, the Board of Directors may take action to fix the number of directors for the next year at the number of nominees who are then able to serve. Proxies would then be voted for the election of those nominees, except to the extent that authority to vote is withheld. The term of office of each person elected as a director will continue until the next Annual Meeting or until his or her successor has been elected and qualified.

Directors Standing for Election

      The names of the nominees and certain information about them, including their ages and principal occupations, are set forth below:

ALEXANDER E. BARKAS, PH.D.	Director Since 1993

      Dr. Barkas, 56, has been a Managing Director of Prospect Venture Partners, a venture capital investment firm, since June 1997. He was previously a partner with Kleiner Perkins Caufield & Byers, a venture capital investment firm, from September 1991 to June 1997. Dr. Barkas served as our Chairman of the Board of Directors from January 1994 to October 1995, and as our Chief Executive Officer from January 1994 to August 1994. Dr. Barkas serves as Chairman of the Board of Directors of Geron Corporation and of Tercica, Inc., and as a director of several private medical technology companies. Dr. Barkas holds a B.A. degree from Brandeis University and a Ph.D. from New York University.

EUGENE A. BAUER, M.D.	Director from 1993 — 1995 and Since 1996

      Dr. Bauer, 61, is a Senior Client Partner with Korn/Ferry International. He served as Vice President for the Stanford University Medical Center from 1997 to 2001, and as Dean of the Stanford University School of Medicine from 1995 through 2001. Dr. Bauer was a founder of Connetics. Since 1988 he has been Professor, Department of Dermatology, Stanford University School of Medicine, and was Chief of the Dermatology Service at Stanford University Hospital from 1988 to 1995. From 1982 to 1988, he was a professor at Washington University School of Medicine. He has served as Chairman of two National Institutes of Health study sections of the National Institute of Arthritis and Musculoskeletal and Skin Diseases and has served on a board of scientific counselors for the National Cancer Institute. Dr. Bauer also serves as a director of three private companies. Dr. Bauer holds B.S. and M.D. degrees from Northwestern University.

R. ANDREW ECKERT	Director Since 2002

      Mr. Eckert, 42, is the President and Chief Executive Officer and a director of Docent, Inc. He joined Docent in December 2001 as Chief Operating Officer and President, and was promoted to Chief Executive Officer in April 2002. Mr. Eckert has been a director of Docent since May 2002. From 1990 to 2001, Mr. Eckert held numerous executive and director positions at ADAC Laboratories, a medical products company, including Chief Executive Officer from 1997 to 2001. Mr. Eckert was a director of ADAC from 1996 to 2001, and served as Chairman of the Board from 1999 until 2001. Prior to joining ADAC, Mr. Eckert worked in the venture capital and investment banking industries with Summit Partners and Goldman Sachs, respectively. Mr. Eckert holds a B.S. degree in industrial engineering from Stanford University and an M.B.A. from Stanford University.

DENISE M. GILBERT, PH.D.	Director Since May 2003

      Dr. Gilbert, 46, is an independent consultant and strategic advisor to life science companies. Previously, from 2001 to 2002, she served as Chief Executive Officer of Entigen Corporation, a private life science information technology company. From 1995 to 1999, Dr. Gilbert served as Chief Financial Officer and Executive Vice President of Incyte Pharmaceuticals (now Incyte Genomics), and from 1993 to 1995 she was Chief Financial Officer and Executive Vice President of Affymax. From 1986 through 1993, Dr. Gilbert was a Managing Director and senior biotechnology analyst at Smith Barney Harris & Upham, and Vice President and biotechnology analyst at Montgomery Securities. Dr. Gilbert is also a director of a private life science company. Dr. Gilbert holds a B.A. from Cornell University and a Ph.D. in Cell and Developmental Biology from Harvard University.

JOHN C. KANE	Director Since 1997

      Mr. Kane, 64, was President and Chief Operating Officer of Cardinal Health, Inc., a healthcare services provider, from March 1993 until his retirement in December 2000. Prior to joining Cardinal, Mr. Kane served in various operational and management positions at Abbott Laboratories for 19 years, most recently as President of Ross Laboratories Division. Mr. Kane is also a director of Tenet Healthcare and two private companies. Mr. Kane holds a B.S. from West Chester University.

THOMAS D. KILEY	Director Since 1993

      Mr. Kiley, 60, has been self-employed since 1988 as an attorney, consultant and investor. From 1980 to 1988, he was an officer of Genentech, serving variously as Vice President and General Counsel, Vice President for Legal Affairs and Vice President for Corporate Development. From 1969 to 1980, he was with the law firm of Lyon & Lyon, where he was a partner from 1975 to 1980. Mr. Kiley is also a director of Geron Corporation and of three private biotechnology companies. Mr. Kiley holds a B.S. in Chemical Engineering from Pennsylvania State University and a J.D. from George Washington University.

LEON E. PANETTA	Director Since 2000

      Mr. Panetta, 65, is the Director along with his wife Sylvia of the Panetta Institute for Public Policy at California State University, Monterey Bay and is a member of the international advisory board of Fleishman-Hillard. From 1994 to 1997, he served as White House Chief of Staff. Before his appointment as White House Chief of Staff, Mr. Panetta served as Director of the White House Office of Management and Budget, having been confirmed by the Senate for that job on January 21, 1993. Prior to 1993, Mr. Panetta was a member of the U.S. House of Representatives for eight full terms. Mr. Panetta is also a director of Zenith Insurance Company and several private companies and not-for-profit organizations. Mr. Panetta holds a B.A. from Santa Clara University, and a J.D. from Santa Clara University Law School.

G. KIRK RAAB	Director Since 1995

      Mr. Raab, 68, was the President, Chief Executive Officer and a director of Genentech, Inc. from January 1990 to July 1995, and President, Chief Operating Officer and a director of Genentech from 1985 to January 1990. Prior to joining Genentech in 1985, Mr. Raab was President, Chief Operating Officer, and a director of Abbott Laboratories, and before that, held executive positions with Beecham Group, A.H. Robins and Pfizer, Inc. He is also Chairman of Applied Imaging Inc. and of two private companies. Mr. Raab is a Trustee Emeritus of Colgate University, an honorary fellow of Exeter College, and a member of the Chancellor’s Court of Oxford University, England. Mr. Raab holds an A.B. degree from Colgate University.

THOMAS G. WIGGANS	Director Since 1994

      Mr. Wiggans, 52, has served as President, Chief Executive Officer and as a director of Connetics since July 1994. From February 1992 to April 1994, Mr. Wiggans served as President and Chief Operating Officer of CytoTherapeutics, a biotechnology company. From 1980 to February 1992, Mr. Wiggans served in various positions at Ares-Serono Group, a pharmaceutical company, including President of its U.S. pharmaceutical operations and Managing Director of its U.K. pharmaceutical operations. From 1976 to 1980 he held various sales and marketing positions with Eli Lilly & Co., a pharmaceutical company. He is currently a director of Abgenix Corporation, the Biotechnology Industry Organization (BIO), and a member of its Executive Committee, and its Emerging Company Section. He is also Chairman of the Biotechnology Institute, a non-profit educational organization. He is also a director of two private biotechnology companies. Mr. Wiggans holds a B.S. in Pharmacy from the University of Kansas and an M.B.A. from Southern Methodist University.

PROPOSAL NO. 2

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

      Ernst & Young LLP has served as our independent auditors for several years. The Audit Committee of the Board of Directors has appointed Ernst & Young LLP to continue in this capacity for the fiscal year ending December 31, 2004, subject to ratification of the appointment by the stockholders. A representative of Ernst & Young LLP is expected to be present at the meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions from the stockholders.

      We are asking our stockholders to ratify the selection of Ernst & Young LLP as our independent auditors. Although ratification is not required by our bylaws or otherwise, the Board is submitting the selection of Ernst & Young LLP for ratification as a matter of good corporate practice. Even if the selection is ratified, our Audit Committee may in its discretion select a different registered public accounting firm at any time during the year if the Committee determines that such a change would be in the best interests of Connetics and our stockholders.

Required Vote

      Approval of the proposal to ratify the selection of Ernst & Young LLP as our independent auditors requires the affirmative vote of the holders of a majority of shares present at the meeting, in person or by proxy, and entitled to vote. If you abstain from voting, the abstention has the same effect as a vote against the proposal.

Recommendation of the Board of Directors

      The Board of Directors recommends a vote FOR the ratification of the selection of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2004. If the stockholders do not ratify the appointment, the Audit Committee of the Board of Directors will reconsider its selection.

OTHER BUSINESS

      We do not intend to present any business at the Annual Meeting that we have not described in this proxy statement. The enclosed proxy form confers discretionary authority upon the persons designated to vote the shares represented by the proxy, to vote such shares in accordance with their best judgment with respect to all matters that may come before the meeting in addition to the scheduled items of business. Examples of such matters are any stockholder proposals omitted from the proxy statement pursuant to the rules of the Securities and Exchange Commission, or SEC, and matters incident to the conduct of the meeting. As of March 12, 2004, we were not aware of any other matter that may properly be presented for action at the meeting, but the enclosed proxy confers the same discretionary authority with respect to any such other matter.

STOCK OWNERSHIP

Who are the largest owners of Connetics stock, and how much stock do our directors and officers own?

      The following table sets forth certain information we know with respect to the beneficial ownership of our common stock as of March 12, 2004 by (a) all persons who are beneficial owners of more than five percent of our common stock, (b) each director and nominee, (c) each of our executive officers named in the Summary Compensation Table below, and (d) all director nominees, current directors and executive officers as a group.

      Beneficial ownership is determined in accordance with the rules and regulations of the SEC and generally includes voting or investment power with respect to securities. Percentage ownership is based on 35,202,574 shares of common stock outstanding at March 12, 2004. Except as indicated otherwise in the footnotes below, and subject to community property laws where applicable, we believe based on information furnished by them that the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

	Number	Percentage of
	Of	Shares
Name	Shares	Outstanding	Footnote(s)

FMR Corp	4,040,772	10.3%	(1)
Edward C. Johnson 3d
Abigail P. Johnson
82 Devonshire Street
Boston, Massachusetts 02109

Wellington Management Company, LLP	3,454,082	8.9%	(2)
75 State Street
Boston, Massachusetts 02109

Highbridge International LLC	2,225,718	6.2%	(3)
9 West 57th Street, 27th Floor
New York, New York 10019

Barclays Global Investors NA	1,990,647	5.4%	(4)
Barclays Global Fund Advisors
Barclays Bank PLC
45 Fremont Street
San Francisco, California 94105

Thomas G. Wiggans	926,586	2.6%	(5)

G. Kirk Raab	584,665	1.6%	(6)

Alexander E. Barkas, Ph.D.	473,170	1.3%	(7)

John L. Higgins	359,652	1.0%	(8)

C. Gregory Vontz	346,780	*	(9)

Thomas D. Kiley	210,976	*	(10)

Katrina J. Church	189,843	*	(11)

Eugene A. Bauer, M.D.	150,406	*	(12)

John C. Kane	104,939	*	(13)

Michael P. Miller	63,441	*	(14)

Leon E. Panetta	63,264	*	(15)

R. Andrew Eckert	8,611	*	(16)

Denise M. Gilbert, Ph.D.	1,111	*	—

All directors and executive officers as a group (27 persons)	4,144,315	10.9%	(17)

*	Less than 1%.

(1)	As reported on a Schedule 13G/A filed with the SEC on or about February 10, 2004. Represents 4,040,772 shares held by FMR Corp and as to which FMR Corp, Edward C. Johnson 3d and Abigail P. Johnson have shared dispositive power with the beneficial owners, and 974,900 shares as to which FMR Corp has sole voting power. Includes 70,058 shares of common stock issuable upon the assumed conversion of $1.5 million principal amount of our 2.25% convertible senior notes due May 30, 2008. The notes are convertible at any time at the option of the holder at a conversion rate of 46.705 shares of common stock per $1,000 principal amount of notes, subject to adjustment in certain circumstances.

(2)	As reported on a Schedule 13G/A filed with the SEC on or about February 11, 2004. Represents 3,454,082 shares as to which Wellington Management Company, LLP has shared dispositive power, and 2,891,582 shares as to which Wellington Management Company, LLP has shared voting power, with the unnamed beneficial owners, who are clients of Wellington Management Company, LLP.

(3)	As reported to Connetics on March 15, 2004. Includes 875,718 shares of common stock issuable upon the assumed conversion of $18,750,000 principal amount of our 2.25% convertible senior notes due May 30, 2008 held by Highbridge International LLC. The notes are convertible at any time at the option of the holder at a conversion rate of 46.705 shares of common stock per $1,000 principal amount of notes, subject to adjustment in certain circumstances. Highbridge Capital Management, LLC has voting control and investment discretion over securities held by Highbridge International LLC. Glenn Dubin and Henry Swieca control Highbridge Capital Management, LLC. Each of Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca disclaims beneficial ownership of the securities held by Highbridge International LLC.

(4)	As reported on a Schedule 13G/A filed with the SEC on or about February 17, 2004 by Barclays Global Investors, N.A. and a group of affiliated entities. According to the Schedule 13G/A, the following entities have sole voting and dispositive power with respect to an aggregate of 1,990,647 shares held in trust accounts for the economic benefit of the beneficiaries of those accounts: Barclays Global Investors, NA (1,140,930 shares); Barclays Global Fund Advisors (257,734 shares); and Barclays Bank PLC (350,311 shares).

(5)	Mr. Wiggans’ total includes options to purchase 731,314 shares of common stock that will be exercisable on or before May 12, 2004. Also includes 10,490 shares held by Mr. Wiggans’ wife, and 14,986 shares held in trust for Mr. Wiggans’ children. Mr. Wiggans disclaims beneficial ownership of the shares held in trust.

(6)	Mr. Raab’s total includes options to purchase 566,825 shares of common stock that will be exercisable on or before May 12, 2004.

(7)	Dr. Barkas’ total includes options to purchase 55,000 shares of common stock that will be exercisable on or before May 12, 2004. Also includes 25,985 shares of common stock owned by Dr. Barkas’ wife.

(8)	Mr. Higgins’ total includes options to purchase 299,354 shares of common stock that will be exercisable on or before May 12, 2004. Also includes 250 shares of common stock held by Mr. Higgins’ wife.

(9)	Mr. Vontz’s total includes options to purchase 324,998 shares of common stock that will be exercisable on or before May 12, 2004.

(10)	Mr. Kiley’s total includes options to purchase 32,500 shares of common stock that will be exercisable on or before May 12, 2004. Also includes 167,365 shares held in the Thomas D. and Nancy L.M. Kiley Revocable Trust under Agreement dated August 7, 1981, and 10,000 shares held in The Kiley Family Partnership of which Mr. Kiley is a trustee, and as to 7,500 of which Mr. Kiley disclaims beneficial ownership.

(11)	Ms. Church’s total includes options to purchase 176,092 shares of common stock that will be exercisable on or before May 12, 2004.

(12)	Dr. Bauer’s total includes options to purchase 100,000 shares of common stock that will be exercisable on or before May 12, 2004. Also includes 300 shares held in trust for Dr. Bauer’s grandchildren. Dr. Bauer disclaims beneficial ownership of the 300 shares held in trust for his grandchildren.

(13)	Mr. Kane’s total includes options to purchase 77,500 shares of common stock that will be exercisable on or before May 12, 2004.

(14)	Mr. Miller’s total includes options to purchase 62,499 shares of common stock that will be exercisable on or before May 12, 2004.

(15)	Mr. Panetta’s total includes options to purchase 55,000 shares of common stock that will be exercisable on or before May 12, 2004.

(16)	Mr. Eckert’s total includes options to purchase 7,500 shares of common stock that will be exercisable on or before May 12, 2004.

(17)	See footnotes 5 through 16. The total includes options and warrants to purchase an aggregate of 3,064,210 shares of common stock that will be exercisable on or before May 12, 2004 by all of the executive officers and directors as a group.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and any person who beneficially owns more than 10% of our common stock, to file reports of their holdings and transactions in Connetics stock with the SEC. Based on our records and other information, including a review of the copies of those reports furnished to us and written representations that no other reports were required to be filed, we believe that all of our directors and executive officers complied with the filing requirements under Section 16(a) for the year ended December 31, 2003. Based solely on a review of copies of reports furnished to us, we believe that all filing requirements under Section 16(a) applicable to beneficial owners of more than 10% of our common stock for the year ended December 31, 2003 were complied with on a timely basis.

CORPORATE GOVERNANCE

Our Commitment to Good Corporate Governance

      We believe that good corporate governance and an environment of the highest ethical standards are important for Connetics, to achieve business success and to create value for our stockholders. During the past year we have reviewed our corporate governance practices in view of the Sarbanes-Oxley Act of 2002, new final and proposed rules of the SEC and Nasdaq listing rules. We have also compared our governance practices against those identified as best practices by various authorities and other public companies. As a result, we have implemented several new procedures and strengthened several existing procedures.

Management Executive Committee

      The management Executive Committee has responsibility for the overall direction, strategy and operations of Connetics, including, among other things, corporate financial performance, commercial performance, research, development and product operations performance, and employee development performance. The eight members of the management Executive Committee hold the following positions at Connetics:

•	President and Chief Executive Officer,

•	Executive Vice President and Chief Operating Officer,

•	Executive Vice President and Chief Financial Officer,

•	Executive Vice President, General Counsel and Secretary,

•	Executive Vice President, Research and Product Development.

•	Senior Vice President, Human Resources and Organizational Dynamics,

•	Senior Vice President, Technical Operations, and

•	Senior Vice President and Chief Commercial Officer.

Board Meetings and Committees

      While Connetics’ executives are responsible for its daily operations, the Board manages Connetics and its corporate resources. The Board is also responsible for establishing broad corporate policies and for overseeing the overall performance of Connetics and management. The Board reviews significant developments affecting Connetics and acts on matters requiring Board approval, and reviews our corporate governance policies and practices. This review includes comparison of our current policies and practices to those mandated by legislation and regulation, including the Sarbanes-Oxley Act of 2002, regulations proposed or adopted by the SEC, and proposed amendments to the Nasdaq listing standards. This review also includes assessment of policies and practices suggested by other groups active in corporate governance. Connetics already complies with all of the mandated and many of the suggested changes in corporate governance. For example:

•	Good corporate governance requires that a majority of the Board consist of members who are independent. There are different measures of director independence — independence under Nasdaq rules, under Section 16 of the Exchange Act and under Section 162(m) of the Internal Revenue Code of 1986. Our Board has determined that we have a majority of independent directors on our Board.

•	The Audit Committee approves all audit and non-audit work performed by our independent auditors.

•	Each of the Board Committees is composed exclusively of independent directors.

      The Board will adopt changes as appropriate to comply with the Sarbanes-Oxley Act of 2002, other applicable regulations and other policies and practices that the Board believes are best for Connetics and our stockholders.

How often did the Board meet during 2003?

      Our Board of Directors held five regular meetings during the year ended December 31, 2003. All current directors attended at least 75% of the total meetings of the Board and the Board Committees of which they were members during 2003, except Mr. Panetta who attended three of the five board meetings. All of the current directors attended the 2003 Annual Meeting of Stockholders. We have no policy requiring directors to attend the Annual Meeting.

Who are the members of the Board?

      The following chart details the members of the Board of Directors, the committees of the Board on which they serve, and the number of meetings held during 2003.

Governance and
	Compensation	Audit	Nominating
Director	Committee	Committee	Committee

Alexander E. Barkas, Ph.D. *		X

Eugene A. Bauer, M.D. *	X		X

R. Andrew Eckert *	X

Denise M. Gilbert, Ph.D. *		CHAIR

John C. Kane *	CHAIR		X

Thomas D. Kiley *		X

Leon E. Panetta *			CHAIR

G. Kirk Raab

Thomas G. Wiggans

Number of Meetings	4	11	1

*	Our Board has determined that each of these directors is independent.

What is the role of the Board’s committees?

      The standing committees of the Board are the Audit Committee, the Compensation Committee, and the Governance and Nominating Committee.

      Compensation Committee. The Compensation Committee of our Board of Directors has overall responsibility for evaluating and approving the compensation and benefits for our executive officers, and administering our stock purchase and stock option plans. The Compensation Committee is composed of Mr. Kane, Mr. Eckert, and Dr. Bauer, all of whom are independent within the meaning of the Nasdaq listing standards. The charter of the Compensation Committee is available on our corporate website at http://governance.connetics.com.

      Audit Committee. The Audit Committee of our Board of Directors reviews the results and scope of the audit and other services provided by our independent auditors. The Audit Committee is composed of Dr. Gilbert, Dr. Barkas, and Mr. Kiley, all of whom are independent directors within the meaning of the Nasdaq listing standards. Dr. Gilbert serves as the chair of the Audit Committee, and is the "audit committee financial expert" as that term is defined by the SEC. The charter of the Audit Committee is attached to this proxy statement as Appendix A and is available on our corporate website at http://governance.connetics.com.

      Governance and Nominating Committee. The Governance and Nominating Committee of our Board of Directors oversees management of the Company in its compliance with laws, regulations, and policies relating to corporate governance, and evaluates and recommends to the Board qualified candidates for nomination to serve on our Board. The Governance Committee will also consider director nominees recommended by stockholders. Beginning in May 2003, the Governance Committee was composed of Mr. Panetta, Mr. Kane and Dr. Bauer, all of whom are independent directors within the meaning of the Nasdaq listing standards. For the first five months of 2003, the Governance Committee was composed of Dr. Bauer, Mr. Raab and Mr. Wiggans. The charter of the Governance and Nominating Committee is attached to this proxy statement as Appendix B and is available on our corporate website at http://governance.connetics.com.

How does the Board select nominees for the Board?

      The Governance and Nominating Committee considers candidates for Board membership suggested by its members, other Board members, management, and stockholders. A stockholder who wishes to recommend a prospective nominee for consideration by the Governance and Nominating Committee must comply with the provisions of Connetics’ policy on stockholder nominations as described below under "How does Connetics handle stockholder nominations of directors?" Once the Governance and Nominating Committee has identified a prospective nominee, the Committee makes an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination is based on whatever information is provided to the Committee with the recommendation of the prospective candidate, as well as the Committee’s own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others. The preliminary determination is based primarily on the need for additional Board members to fill vacancies or expanding the size or change the composition of the Board and the likelihood that the prospective nominee can satisfy the evaluation factors set forth by the Committee. The Committee also considers such other relevant factors as it deems appropriate, including the current composition of the Board, the balance of management and independent directors, the need for Audit Committee expertise and the evaluations of other prospective nominees. In connection with this evaluation, the Committee determines whether to interview the prospective nominee, and if warranted, one or more members of the Committee and others as appropriate will interview prospective nominees in person or by telephone. After completing this evaluation and interview, the Committee will make a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board will determine the nominees after considering the recommendation and report of the Committee.

      Candidate recommendations received from stockholders are evaluated in the same manner as recommendations received from other sources.

How does Connetics handle stockholder nominations of directors?

      A stockholder who wishes to recommend a prospective nominee for consideration by the Governance and Nominating Committee for election as a director for our Annual Meeting of Stockholders to be held in 2005 must notify our Corporate Secretary or any member of the Governance and Nominating Committee in writing at 3290 West Bayshore Road, Palo Alto, California 94303. The submission must be received by the Corporate Secretary or Committee member on or after December 7, 2004 but no later than January 6, 2005. The submission must include (a) the information relating to the candidate that is required to be disclosed pursuant to Regulation 14A under the Securities Exchange Act of 1934, together with an appropriate consent of the candidate, (b) the name and address of the stockholder making the submission and the number of shares of Connetics’ common stock which that stockholder owns beneficially and of record, (c) a description of all arrangements or understandings (whether written or oral) between the stockholder and the candidate, or any other person or entity regarding the candidate (identifying the person or persons), and (d) appropriate biographical information and a statement as to the qualifications of the candidate.

How are directors compensated?

      Cash Compensation. For 2003, we paid non-employee directors an annual retainer of $30,000 when they were elected or re-elected to the Board, of which $10,000 is payable in cash and the balance is payable, at the director’s election, in cash, Connetics common stock, or an option to purchase our stock. We pay each director $2,000 for each Board meeting attended in person or $500 for each Board meeting attended by telephone. In addition, we pay each committee chair an annual retainer of $2,500, and we pay committee members $1,000 for each committee meeting attended in person or $250 for each such committee meeting attended by telephone. We reimburse directors for out-of-pocket expenses they incur in connection with attending Board meetings.

      Stock Options. Non-employee directors automatically receive options to purchase shares of our common stock pursuant to the terms of our 1995 Directors’ Stock Option Plan. The initial option to purchase 30,000 shares of common stock (the "First Option") is granted on the date on which the optionee first becomes a director. In each year that the director is re-elected, the director receives an option to purchase 15,000 shares of common stock (a "Subsequent Option") if, on such date, the director has served on our Board of Directors for at least six months.

      The First Option is exercisable in four equal installments on each of the first, second, third and fourth anniversaries of the date of grant. Each Subsequent Option is exercisable in full on the first anniversary of the date of grant of that Subsequent Option. The exercise price of all stock options granted under the Directors’ Stock Option Plan is equal to the fair market value of our common stock on the date of grant.

      Consulting Agreements. We have a consulting agreement with Mr. Raab pursuant to which we pay him in addition to the compensation he receives as a director of Connetics. For more information regarding Mr. Raab’s consulting agreement, see "Certain Relationships and Related Transactions," below.

How do stockholders communicate with the Board?

      Stockholders and other parties interested in communicating directly with the non-management directors as a group may do so by writing to them c/o the Corporate Secretary at 3290 West Bayshore Road, Palo Alto, California 94303. Depending on the subject matter, our management will forward the communication directly to the director or group of directors to whom it is addressed, or attempt to handle the inquiry directly, for example, where the request is for information about Connetics or a stock matter, or where the communication is primarily commercial in nature. At each Board meeting, a member of management will present a summary of all communications received since the last meeting and will make those communications available to the directors on request. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of Connetics’ finance department and handled in accordance with procedures established by the Audit Committee with respect to such matters.

Does Connetics have a Code of Ethics?

      Yes. We have adopted a Code of Professional Conduct which is applicable to all Connetics employees, including the principal executive, financial and accounting officers. We also have adopted a separate Code of Professional Conduct for Board of Directors, Chief Executive Officer and Senior Financial Officers. Both documents are available on our website at http://governance.connetics.com. We intend to post amendments to or waivers from the Codes of Conduct (to the extent applicable to our directors, CEO, principal financial officer or principal accounting officer) at this location on our website.

Compensation Committee Interlocks And Insider Participation

      Dr. Bauer, Mr. Eckert and Mr. Kane are members of the Compensation Committee. None of these individuals was at any time during the year ended December 31, 2003 or at any other time an officer or employee of Connetics. None of our executive officers serves on the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

      The following Report of the Compensation Committee and the performance graph included elsewhere in this proxy statement do not constitute soliciting material and should not be deemed filed or incorporated by reference into any of our other filings under the Securities Act of 1933 or the Exchange Act, except to the extent we specifically incorporate this Report or the performance graph by reference in such filings.

What is the role of the Compensation Committee in establishing compensation?

      The Compensation Committee of the Board of Directors has general responsibility for establishing the compensation payable to our executive officers and has the sole and exclusive authority to administer our stock option plans under which grants may be made to such individuals. The overall goal of the Committee is to develop executive compensation policies and practices that are consistent with and linked to Connetics’ strategic business objectives. The charter of the Compensation Committee is available on our corporate website at http://governance.connetics.com. In carrying out its responsibilities, the Compensation Committee is authorized to engage outside advisors to consult with it as the Committee deems appropriate.

What is our philosophy of executive officer compensation?

      Our compensation policy is designed to attract, motivate and retain the highly talented individuals Connetics needs to be a market leader in its competitive industry. Our compensation program is designed to balance short and long-term financial objectives, build stockholder value, and provide incentives for individual and corporate performance. We review compensation survey data from independent sources to ensure that our total compensation program is competitive, and compensation is structured to cumulatively provide a level of total compensation in the top quartile of the range of total compensation offered by our comparator group. The summary below describes in more detail the factors that the Compensation Committee considers in establishing each of the three primary components of the compensation package provided the executive officers.

      The principles outlined below influence our compensation program, which consists of three key elements:

•	a base salary,

•	a performance-based cash bonus, and

•	periodic grants of stock options, primarily to provide incentives for long-term performance.

      We believe that individual compensation should be tied to individual performance and to the company’s financial performance, so that when the company’s performance is better than our objectives, individuals should be paid more, and when the company’s performance does not meet our objectives, any incentive award payment will be at the discretion of the Compensation Committee. We also believe that the proportion of an individual’s total compensation that is "at risk" – in the form of a bonus that takes into account both individual and company performance objectives — should increase as the individual’s business responsibilities increase. As employees progress to higher levels in the organization, an increasing proportion of their pay is linked to company performance.

How were base salaries for 2003 determined for executive officers?

      The purpose of base salary is to create a secure base of cash compensation for executive officers that is competitive with the market for national talent. The Committee exercises its discretion in making salary decisions and relies to a large extent on the Chief Executive Officer’s evaluations of individual executive officer performance, taking into account such factors as competitive survey data, level of experience, position and responsibility, a subjective assessment of the nature of the position and the contribution and experience of the officer, and the length of the officer’s service. Company performance does not play a significant role in the determination of base salary. Salary increases for executive officers do not follow a preset schedule or formula. Base salary provides an income level that is sufficient to minimize day-to-day distractions of executives from their focus on long-term business growth. However, base pay levels are not intended to be the vehicle for significant long-term capital and wealth accumulation for executives. The 2003 salaries of the most highly compensated officers of Connetics are shown in the Summary Compensation Table on page 16 of this proxy statement. For 2003, based on the criteria outlined above, the Committee determined not to increase any officer salaries.

How were bonuses and stock compensation for 2003 determined for executive officers?

      Cash Bonus. We designed the annual cash bonus component of incentive compensation to align officer pay with the short term (annual) performance of Connetics. Target annual incentives are established at the beginning of the year. The actual awards at the end of the year are tied to individual success in achieving designated individual goals and our success in achieving specific company-wide goals, as determined by the Committee at the end of the year. The actual award may be greater or less than the target annual award, and below a threshold level of performance, no awards may be granted. At the end of each year, we establish a company-wide bonus pool to be divided among all bonus-eligible employees. The size of the bonus pool is based upon an assessment of overall company performance as compared to budgeted fiscal year performance and the extent to which Connetics achieved its overall goals for the fiscal year. Once the overall bonus pool is approved, senior management makes individual bonus recommendations to the Chief Executive Officer, within the limits of the pool, for eligible employees based upon an evaluation of their individual performance and contribution to Connetics’ overall performance. The Compensation Committee approves the bonuses for the officers named in the Summary Compensation Table (the "Named Officers"). Cash bonuses awarded to the Named Officers in 2004 based on 2003 performance are reflected in the Summary Compensation Table.

      Stock Options. We provide all Connetics employees with several ways to become stockholders. We make an initial stock option grant to every employee at the time of hire, in an amount based on guidelines set by the Committee, and we have two programs that are intended to increase employee stock ownership: (a) stock option plans under which we make discretionary stock option grants to employees, and (b) an employee stock purchase plan that enables employees to buy Connetics stock at a discount through payroll deductions.

      The purpose of stock options is to provide equity compensation whose value is at-risk: the value of the compensation is tied to Connetics’ stock price and the creation of stockholder value. In particular, we use stock options to provide executives with incentives to maximize long-term stockholder values. Stock options only have value if the stock price appreciates in value from the date the options are granted. Stock option awards are based on business and individual performance with high up-side award opportunity for high performance and no award opportunity for low performance.

      The factors we consider in making periodic option grants include individual performance and potential, history of past grants (including percentage of unvested options), time in current job, level of or significant changes in responsibility, and internal comparability considerations. These subjective criteria are used as guidelines, and the timing and size of any option grant will vary as the Committee believes the circumstances warrant. The actual stock option grant amount for Named Officers is determined by both individual and company performance. Mr. Wiggans typically recommends the number of options for each annual grant (other than for himself), generally within the target range associated with the individual’s position and salary level. The Named Officers received aggregate option awards of 705,000 shares in 2003, or 40% of options awarded to all employees. Option grants during 2003 to the Named Officers are reflected in the table captioned "Option Grants in 2003," below.

How is the Chief Executive Officer compensated?

      The Committee applies its overall compensation philosophy in setting the compensation payable during 2003 to our Chief Executive Officer, Thomas G. Wiggans. The Compensation Committee reviewed Mr. Wiggans’ compensation relative to industry comparables and his performance over the last twelve (12) months in achieving our company goals. In determining a bonus for Mr. Wiggans for 2003, the Committee determined that Connetics’ goals for the year had been met or exceeded, thus permitting the payment of a bonus to Mr. Wiggans. The Committee took into account all of the same performance factors described above that were considered in the determination of bonuses for executive officers generally. Based on these considerations, in January 2004, Mr. Wiggans was granted a stock option to purchase 200,000 shares, as part of a number of grants made to certain of Connetics’ employees. Mr. Wiggans was also awarded a bonus in the amount of $338,100 for 2003. Mr. Wiggans’ annual base salary was increased to $514,000 for 2004.

How is Connetics addressing the Internal Revenue Code limits on deductibility of compensation?

      Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation over $1,000,000 paid for any year to the corporation’s Chief Executive Officer and four other most highly compensated executive officers as of the end of any fiscal year. However, the statute exempts qualifying performance-based compensation from the deduction limit if certain requirements are met. Connetics does not have a policy requiring the Committee to qualify all compensation for deductibility under this provision. The Committee’s current view is that any non-deductible amounts will be immaterial to Connetics’ financial or tax position, and that Connetics derives substantial benefits from the flexibility provided by the current system, in which the selection and quantification of performance targets are modified from year to year to reflect changing conditions. However, the Committee takes into account the net cost to Connetics in making all compensation decisions and will continue to evaluate the impact of this provision on its compensation programs.

Submitted by the 2003 Compensation Committee:

Alexander E. Barkas (before May 14, 2003)
Eugene A. Bauer (since May 14, 2003)
R. Andrew Eckert (since May 14, 2003)
John C. Kane, Chair

STOCK PERFORMANCE GRAPH

      The following graph compares the cumulative total return on Connetics’ common stock with the Nasdaq Composite Index and the Nasdaq Pharmaceutical Index for the same period. The graph covers the period of time from December 31, 1998 through December 31, 2003. The graph assumes that $100 was invested on December 31, 1998, in each of our common stock, the Nasdaq Composite Index (U.S.) and the Nasdaq Pharmaceutical Index, and that all dividends were reinvested. Connetics did not pay dividends during the period indicated. Historical stock price performance is not necessarily indicative of future stock price performance.

		12/31/98	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03

Connetics Corporation	— t —	$100	$178.72	$77.67	$202.55	$204.60	$309.11

Nasdaq Composite Index (U.S.)	— ■ —	$100	$186.20	$126.78	$96.96	$68.65	$108.18

Nasdaq Pharmaceutical Index	— ▲ —	$100	$195.32	$234.54	$214.66	$141.50	$203.84

EXECUTIVE COMPENSATION AND RELATED INFORMATION

      The following table summarizes the compensation paid in 2003, 2002, and 2001 to our Chief Executive Officer and four other most highly compensated executive officers during 2003 (collectively, the "Named Officers"):

Summary Compensation Table

				Long-Term
				Compensation

		Annual Compensation		No. of Shares
				Underlying	All Other
Name and Principal Position	Year	Salary	Bonus	Options(#)	Compensation(1)

Thomas G. Wiggans(2)	2003	$490,000	$338,100	225,000	$64,867
President and Chief Executive Officer	2002	$490,000	$270,000	300,000	$70,154
	2001	$420,000	$210,000	125,000	$73,908

C. Gregory Vontz(3)	2003	$325,000	$172,250	125,000	$5,218
Chief Operating Officer	2002	$325,000	$143,325	85,000	$3,807
	2001	$277,880	$110,000	75,000	$5,663

John L. Higgins(4)	2003	$300,000	$153,000	100,000	$3,528
Chief Financial Officer,	2002	$300,000	$128,100	75,000	$3,615
Exec. Vice President, Finance	2001	$262,500	$100,000	65,000	$23,355
and Corporate Development

Katrina J. Church(5)	2003	$275,000	$120,000	80,000	$3,600
Exec. Vice President, Legal Affairs	2002	$275,000	$105,875	70,000	$3,687
General Counsel and Secretary	2001	$235,200	$80,000	65,000	$3,067

Michael P. Miller(6)	2003	$222,633	$104,638	300,000	$28,153
Sr. Vice President and	2002	N/A	N/A	N/A	N/A
Chief Commercial Officer	2001	N/A	N/A	N/A	N/A

Note: Bonus amounts reflect compensation paid in a later year for work performed in the stated year. Option numbers reflect options granted in the stated year.

(1)	Except as otherwise indicated, "other compensation" for each individual represents (a) premiums paid by Connetics for group term life insurance, and (b) a company match for 401(k) contributions of $3,000 in 2003, $3,087 in 2002, and $2,563 in 2001.

(2)	"All Other Compensation" also includes the following: loan forgiveness of $59,300 in 2003, $62,400 in 2002, and $67,365 in 2001; $3,367 for 401(k) match in 2002; and premiums paid on life insurance for the benefit of Mr. Wiggans’ family of $1,820 in each of 2002 and 2001.

(3)	"All Other Compensation" also includes airfare paid for Mr. Vontz’s wife of $1,498 in 2003 and $2,493 in 2001.

(4)	"All Other Compensation" also includes $19,335 in loan forgiveness and $1,000 paid as an incentive travel bonus in 2001.

(5)	"All Other Compensation" includes $1,711 for the 401(k) match in 2001.

(6)	Mr. Miller was hired in February 2003. "All Other Compensation" includes a $25,000 sign-on bonus and a 401(k) match of $2,393.

Option Information

      The following table provides certain information with respect to stock options granted to the Named Officers in 2003.

Option Grants in 2003

					Hypothetical Value at Grant
		Percentage of			Date Using Assumed Annual
		Total			Rates of Stock Price
	Number of	Options			Appreciation(2)
	Options	Granted to	Exercise Price	Expiration
Name	Granted(1)	Employees	per Share	Date	5%	10%

Thomas G. Wiggans	225,000	12.8%	$12.45	Jan. 2, 2013	$1,761,691	$4,464,471

C. Gregory Vontz	125,000	7.1%	$12.45	Jan. 2, 2013	$978,717	$2,480,262

John L. Higgins	100,000	5.7%	$12.45	Jan. 2, 2013	$782,974	$1,984,209

Katrina J. Church	80,000	4.5%	$12.45	Jan. 2, 2013	$626,379	$1,587,367

Michael P. Miller	300,000	17.5%	$13.05	Feb. 4, 2013	$2,462,122	$6,239,501

(1)	These stock options generally become exercisable at a rate of one-fourth of the shares of common stock subject to the option at the end of the first twelve month period after the date of grant and monthly thereafter until the fourth anniversary of grant, as long as the optionee remains an employee with, consultant to, or director of Connetics.

(2)	Potential gains are net of exercise price, but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation only, in accordance with SEC rules. The hypothetical value for the options is calculated based on 5% and 10% assumed rates of annual compound stock price appreciation during the option term, as mandated by the SEC. Actual gains, if any, on stock option exercises are dependent on the future performance of the common stock, overall market conditions and the option holders’ continued employment through the vesting period. The amounts reflected in this table may not necessarily be achieved.

      The following table provides certain information with respect to each Named Officer’s unexercised stock options at December 31, 2003.

Aggregated Option Exercises in 2003

and
Option Values on December 31, 2003

			Number of Shares		Value of Unexercised
			Underlying Unexercised		in-the-Money
	Shares		Options at 12/31/03		Options at 12/31/03(1)
	Acquired on	Value
Name	Exercise	Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Thomas G. Wiggans	68,500	$900,119	670,920	423,441	$6,999,109	$2,823,467

C. Gregory Vontz	30,000	$373,042	264,164	195,836	$2,699,995	$1,352,094

John L. Higgins	43,179	$537,114	299,955	163,234	$3,576,107	$1,138,516

Katrina J. Church	37,134	$445,672	133,564	138,989	$1,364,772	$987,886

Michael P. Miller	—	—	41,666	258,334	$212,913	$1,320,087

(1)	In accordance with SEC rules, values are calculated by multiplying the number of shares times the difference between the exercise price and the fair market value of the underlying common stock. For purposes of this table, fair market value is deemed to be $18.16 per share, the closing price of our common stock on December 31, 2003 as reported on the Nasdaq National Market.

Certain Relationships and Related Transactions

Employment and Consulting Agreements

      We have a consulting agreement with G. Kirk Raab pursuant to which Mr. Raab serves as a director, consultant and the Chairman of our Board of Directors. Pursuant to that agreement, we paid Mr. Raab a base annual fee of $250,000 in 2003. That amount has been increased to $270,000 for 2004. In addition to shares and stock options awarded to Mr. Raab as a director of Connetics, we have awarded shares and stock options to him in connection with the consulting agreement. Since 1995, in addition to awards made in connection with his service as a director, we have awarded Mr. Raab 50,000 restricted shares and granted him options to purchase 549,950 shares of our common stock with exercise prices ranging from $0.45 to $11.00 per share.

      Mr. Wiggans serves as our President and Chief Executive Officer pursuant to an employment agreement entered into in June 1994. Pursuant to that agreement, Mr. Wiggans receives an annual base salary, which is reviewed annually, and is eligible for an annual cash bonus based on consideration of his attainment of corporate goals and achievement of key milestones. The employment agreement provides for Mr. Wiggans to receive continuation of salary and benefits and continuation of vesting with respect to all of the common stock held by Mr. Wiggans for nine months following the termination of his employment from Connetics other than for cause, and to the payment of premiums on a life insurance policy in the amount of $1,000,000 for the benefit of Mr. Wiggans’ family. Effective in 2003, Connetics no longer pays the insurance policy premiums on Mr. Wiggans’ behalf.

Loans to Certain Employees and Consultants

      In February 2000, the Board authorized a loan to Mr. Wiggans in the amount of $250,000, at an interest rate equal to 6.2%. The loan is to be forgiven at a rate of $50,000 per year plus accrued interest, on each anniversary of the loan on which Mr. Wiggans is still employed by Connetics. As of December 31, 2003, the total balance outstanding was $105,000.

Other Arrangements

      We have agreed to pay Mr. Panetta a speaker’s fee when he speaks to a group on behalf of Connetics other than in his capacity as a Connetics director. In 2003 we did not pay any speaker’s fees to Mr. Panetta.

      We have entered into Change in Control agreements with each of our directors and executive officers and certain other key employees. The Change in Control agreements provide that in the event of a merger or acquisition of Connetics and another entity, all stock options held by such person will automatically vest in full (1) unless Connetics is the surviving entity after such transaction and Connetics’ stockholders immediately prior to such transaction own a majority of the outstanding securities of the surviving entity, or (2) if, as the result of such transaction, the officer or director’s position with Connetics is terminated or his or her responsibilities are adversely changed or reduced without his or her written consent.

      We have entered into indemnification agreements with our officers and directors containing provisions which may require the company, among other things, to indemnify its officers and directors against certain liabilities that may arise by reason of their status or service as officers or directors (other than liabilities arising from willful misconduct of a culpable nature) and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

REPORT OF THE AUDIT COMMITTEE

      The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any of our other filings under the Securities Act of 1933 or the Exchange Act, except to the extent we specifically incorporate this Report by reference in such filings.

      The Audit Committee oversees Connetics’ financial reporting process on behalf of the Board of Directors, and operates under a written charter adopted by the Board of Directors in June 2000 and revised in July 2002 and February 2004. The charter sets out the functions the committee is to perform. You can find a copy of that charter attached to this proxy statement as Appendix B.

      The functions of the Audit Committee are to review and advise the Board on:

•	The adequacy of Connetics’ internal controls and financial reporting process and the reliability of the company’s financial statements;

•	The independence and performance of Connetics’ independent auditors; and

•	Connetics’ compliance with legal and regulatory requirements.

      In performing all of these functions, the Audit Committee acts only in an oversight capacity. Among other things, the Audit Committee monitors preparation of quarterly and annual financial reports by Connetics’ management; supervises the relationship between Connetics and its independent auditors, including having direct responsibility for the appointment of the independent auditors, their compensation and retention, reviewing the scope of their audit services, approving significant non-audit services, and confirming the independence of the independent auditors; and oversees management’s implementation and maintenance of effective systems of internal and disclosure controls.

      The current committee members are Dr. Gilbert, Dr. Barkas, and Mr. Kiley. Our Board has reviewed and made the determinations required by the SEC and Nasdaq regarding the independence of, and the financial acumen of, the members of our Audit Committee. That is, the Board of Directors has determined that none of us has a relationship to Connetics that may interfere with our independence from Connetics and its management. Our Board has determined that Dr. Gilbert, by virtue of her extensive career in finance and business, including the securities industry, and experience in the areas of investment banking, finance and business generally, is an "audit committee financial expert" as that term is defined by the SEC.

      During 2003, the Audit Committee met on 11 occasions. The Committee meets periodically throughout the year in executive sessions with Connetics’ independent auditors without the presence of Connetics’ management.

      As part of our oversight of Connetics’ financial statements, the Committee reviews and discusses with both management and Connetics’ independent auditors all annual and quarterly financial statements before they are issued. The full Committee has also had the opportunity to review quarterly earnings announcements in advance of their issuance with management and representatives of the independent auditor. During 2003, management advised the Committee that each set of financial statements reviewed had been prepared in accordance with generally accepted accounting principles, and reviewed significant accounting and disclosure issues with the Committee. These reviews included discussion with the independent auditors of matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communication with Audit Committees), including the quality of Connetics’ accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Committee also discussed with Ernst & Young LLP matters relating to its independence, including a review of audit and non-audit fees and the written disclosures and letter from Ernst & Young LLP to the Committee pursuant to Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). We have also considered whether the provision of the non-audit services during 2003 is compatible with maintaining Ernst & Young LLP’s independence.

      In reliance on these reviews and discussions, and on the report of the independent auditors, we have recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in Connetics’ Annual Report on Form 10-K for the year ended December 31, 2003, for filing with the SEC. We have also recommended to the Board that Ernst & Young LLP be appointed as our independent auditors for 2004. In making this recommendation, the Audit Committee has considered whether Ernst & Young LLP’s provision of services other than audit services are compatible with maintaining independence of our outside accountants. Although the Committee has the sole authority to appoint the independent auditor, the Committee continued its long-standing practice of recommending that the Board ask the stockholders at their annual meeting to ratify the Committee’s selection of the independent auditor.

Submitted by the 2003 Audit Committee:

Alexander E. Barkas
Thomas D. Kiley
Denise M. Gilbert, Chair (since May 14, 2003)
John C. Kane (prior to May 14, 2003)

Audit and Other Fees

      The Audit Committee charter requires approval of all audit and non-audit services to be performed by our independent auditor. The following table shows the aggregate fees billed to Connetics for the fiscal years ended December 31, 2003 and 2002 by Ernst & Young LLP.

	2003	2002

Audit Fees(1)	$421,000	$295,000

Audit-Related Fees(2)	$139,500	$61,000

Tax Fees(3)	$236,000	$159,500

All Other Fees(4)	—	—

Total	$796,500	$515,500

(1)	These fees are for services that include audits of our consolidated financial statements, review of our interim consolidated financial statements, statutory audits of our foreign subsidiaries, review of SEC registration statements, issuance of comfort letters and consents, and accounting consultations related to the audited financial statements. Higher fees in 2003 were primarily due to review of SEC filings and the issuance of a comfort letter in connection with the sale of convertible senior notes in May 2003, as well as increases in annual audit fees due to the increase in the size and complexity of the Company.

(2)	These fees are for services that principally include audits of Connetics’ employee benefits plans, due diligence support for a proposed acquisition, and accounting consultations on various matters. The increase in fees in 2003 is primarily due to services rendered for due diligence support for potential acquisitions.

(3)	These fees are for services that include tax compliance (including assistance in preparation of U.S. federal and state and foreign tax returns), tax advice, and tax planning. The increase in fees in 2003 is primarily due to services performed in connection with analysis of Connetics’ foreign tax structure and an analysis of net operating loss carryforwards in anticipation of the company turning profitable.

(4)	No other services were provided in either period.

      Audit Committee policy provides that audit, audit-related and tax services be pre-approved on an annual basis, and individual engagements anticipated to exceed pre-established thresholds must be separately approved. The Committee must also give approval if total fees for audit-related and tax services would exceed total fees for audit services in any year. All 2002 and 2003 audit related services and tax services were pre-approved by the Audit Committee, which concluded that the provision of those services by Ernst & Young LLP was compatible with maintaining that firm’s independence in the conduct of its auditing functions.

ADDITIONAL INFORMATION

Who pays for solicitation of proxies?

      Connetics will bear the entire cost of soliciting these proxies, including the preparation, assembly, printing, handling and mailing of the proxy card and related material. We also expect to reimburse brokerage firms and other persons representing beneficial owners of shares for their actual expense in forwarding proxy material to the beneficial owners. In addition to the mailing of these proxy materials, our directors, officers and employees may solicit proxies by telephone, e-mail and in person, without additional compensation. We may also use an outside solicitor to assist with the solicitation of proxies. If we were to use an outside solicitor, we would pay that solicitor for its services, the cost of which is not anticipated to be material.

Can the solicitation costs be reduced?

      Eligible stockholders who have more than one account in their name or the same address as other stockholders may authorize us to discontinue mailings of multiple annual reports and proxy statements. Most stockholders can also view future annual reports and proxy statements over the Internet rather than receiving paper copies in the mail. Please refer to information enclosed in your proxy materials for more details.

Householding

      The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as "householding," potentially provides extra convenience for stockholders and cost savings for companies. Connetics and some brokers household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. You can notify us by sending a written request to Connetics Corporation, Attn: Corporate Secretary, 3290 West Bayshore Road, Palo Alto, California 94303.

Advance Notice Procedures and Stockholder Proposals and Nominations for our 2005 Annual Meeting

      If a stockholder wants us to include a proposal in our proxy statement for consideration at the 2005 Annual Meeting of Stockholders, then the proposal must comply with the requirements of Rule 14a-8 of the Exchange Act and we must receive it no later than December 7, 2004.

      If a stockholder wants to nominate a director or have other business brought before the 2005 Annual Meeting of Stockholders, but does not want those proposals to be included in our proxy statement for that meeting, then our bylaws establish an advance notice procedure separate and apart from Rule 14a-8. In general, no stockholder proposal may be brought before an annual meeting unless it is brought before the meeting by a stockholder entitled to vote who has delivered written notice to Connetics’ Corporate Secretary not less than 90 nor more than 120 days before the first anniversary of the date on which we first mailed our proxy materials for the previous year’s annual meeting of stockholders. The notice must contain specified information concerning the matters to be brought before the meeting and the stockholder proposing such matters. Therefore, to be presented at our 2005 Annual Meeting, a stockholder proposal must be received by our Corporate Secretary on or after December 7, 2004 but no later than January 6, 2005.

      All notices of nominations or proposals by stockholders, whether or not to be included in our proxy materials, should be sent to Connetics Corporation, Attn: Corporate Secretary, 3290 West Bayshore Road, Palo Alto, California 94303.

Annual Report

      We have mailed to each of our stockholders our annual report for 2003, which includes audited financial statements for the year ended December 31, 2003. We will, upon written request and without charge, provide to any person solicited under this proxy statement a copy of our Annual Report on Form 10-K for the year ended December 31, 2003, including financial statements and financial statement schedules (but without exhibits), as filed with the SEC. Requests should be directed to Connetics Corporation, Attn: Corporate Secretary, 3290 West Bayshore Road, Palo Alto, California 94303. Our Annual Report on Form 10-K for the year ended December 31, 2003 is also available, with exhibits, at the web site of the SEC at www.sec.gov.

APPENDIX A

CONNETICS CORPORATION

CHARTER OF THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS
(Revised effective February 12, 2004)

Purpose and Statement of Policy

      The Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of CONNETICS CORPORATION, a Delaware corporation (“Connetics” or the “Company”) oversees Connetics’ financial reporting process on behalf of the Board of Directors. The purpose of the Committee is to review and advise the Board on:

•	the adequacy of the Company’s internal controls and financial reporting process and the reliability of the company’s financial statements;

•	the independence and performance of the Company’s independent auditors; and

•	the Company’s compliance with legal and regulatory requirements;

and to:

•	provide the Board with the results of its examinations and recommendations;

•	outline to the Board any improvements made, or to be made, in internal accounting controls;

•	appoint, oversee and replace, if necessary, the independent auditors; and

•	provide such additional information and materials as it may deem necessary to make the Board aware of significant financial matters that require the Board’s attention.

      Notwithstanding the listed items, the Committee’s policies and procedures should remain flexible, in order to best react to changing conditions and circumstances. In particular, it is intended that the Committee shall have such power as may be necessary or convenient for it to efficiently and lawfully discharge its duties.

      The Committee shall have the authority to retain special legal, accounting or other consultants to advise the Committee, and to determine compensation for such advisors. The Committee may request any officer or employee of Connetics or Connetics’ outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

      Management is responsible for Connetics’ financial reporting process including its system of internal control, and for preparing consolidated financial statements in accordance with generally accepted accounting principles. Connetics’ independent auditors are responsible for auditing those financial statements. The Committee monitors and reviews these processes; it is not the Committee’s duty or responsibility to conduct auditing or accounting reviews or procedures.

Composition

      The Committee shall be comprised of a minimum of three (3) members of the Board, all of whom shall be independent directors, in accordance with any applicable Nasdaq or SEC rules concerning independence. The members of the Committee and its Chairperson will be appointed by and serve at the discretion of the Board. At least one member of the Committee shall have accounting or related financial management expertise, and all of the members shall be financially literate as that concept is defined in the NASD rules.

Principal Recurring Responsibilities

      The operation of the Committee shall be subject to the provisions of Connetics’ Bylaws, as in effect from time to time, and to Section 141 of the Delaware General Corporation Law. The Committee shall have the full power and authority to carry out the following responsibilities:

Section 1. Review Filings.

      1.1.     Review the annual audited financial statements with management, including a review of major issues regarding the critical accounting policies particular to Connetics; evaluate the adequacy of internal controls that could significantly affect Connetics’ financial statements; and review the financial statements in the Form 10-K with management and the independent auditors before the 10-K is filed.

      1.2.     Review the interim financial statements in the Form 10-Q with management and the independent auditors before the 10-Q is filed, including the results of the independent auditors’ views of the quarterly financial statements and any changes in accounting policy that have occurred during the interim period.

Section 2. Review Financial Management.

      2.1.     Consult with the independent auditors and discuss with Connetics’ management the scope and quality of internal accounting and financial reporting controls in effect.

      2.2.     Investigate, review and report to the Board the propriety and ethical implications of any transactions, as reported or disclosed to the Committee by management, the independent auditors, employees, officers, members of the Board or otherwise, between (a) Connetics and (b) any employee, officer or member of the Board of Connetics, or any affiliates of the foregoing.

      2.3.     Review with management and the independent auditor the effect of financial regulatory and accounting initiatives as well as off-balance sheet structures on Connetics’ financial statements. Review with management and the independent auditor any correspondence with regulators or governmental agencies and any employee complaints or published reports which raise material issues regarding Connetics’ financial statements or accounting polices.

      2.4.     Meet at least quarterly with the chief financial officer, the senior internal accounting officer and the independent auditor, and annually with each of them in separate executive sessions.

      2.5.     Meet periodically with management to review Connetics’ major financial risk exposures and the steps management has taken to monitor and control such exposures.

      2.6.     Satisfy itself, by obtaining reports from management, the senior internal accounting officer and the independent auditor, that Connetics’ subsidiary/ foreign affiliated entities are in conformity with applicable legal requirements, including disclosures of insider and affiliated party transactions.

Section 3. Independent Auditors.

      3.1.     Annually evaluate, determine the selection of, and if necessary, determine the replacement of or rotation of, the independent auditor.

      3.2.     Review the engagement of the independent auditors, including the scope, extent and procedures of the audit and the compensation to be paid therefor, and all other matters the Committee deems appropriate, including the auditors’ independence and accountability to the Board and the Committee.

      3.3.     Oversee the independence of the outside auditors by discussing with the auditor periodic reports regarding the auditor’s independence and considering whether the provision of non-audit services is compatible with the auditor’s independence. Review and approve all professional services provided to Connetics by its independent auditors and consider the possible effect of such services on the independence of such auditors.

      3.4.     Review the experience and qualifications of the senior members of the independent auditor team and the quality control procedures of the independent auditor. Evaluate the performance of the independent auditor and whether it is appropriate to adopt a policy of rotating independent auditors on a regular basis.

      3.5.     Approve the fees to be paid to the independent auditor for audit services; approve the retention of the independent auditor for any non-audit service and the fee for such service.

      3.6.     Meet with the independent auditor to review the planning and staffing of the audit, including matters relating to the conduct of the audit.

      3.7.     Review with the independent auditor any problems or difficulties the auditor may have encountered and any management letter provided by the auditor and the Company’s response to that letter. Such review should include:

•	any difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to required information, and any disagreements with management;

•	any changes required in the planned scope of the internal audit; and

•	comments of management regarding the responsiveness of the independent auditors to the Company’s needs.

      3.8. Obtain from the independent auditor assurance that the requirements of Section 10A of the Securities Exchange Act of 1934 (“Audit Requirements”) have been met.

Section 4. Other Matters.

      4.1.     Advise the Board with respect to Connetics’ procedures for ensuring that it complies with applicable laws and regulations.

      4.2.     Establish procedures for the receipt, retention and treatment of complaints received by Connetics regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submissions by employees or contractors of concerns regarding questionable accounting or accounting matters.

      4.3.     Review with Connetics’ General Counsel legal matters that may have a material impact on the financial statements, the Company’s compliance policies, any material reports or inquiries received from regulators or governmental agencies, and any circumstances that might involve serious litigation (even though meritorious defenses exist).

      4.4.     Prepare a report for inclusion in Connetics’ annual proxy statement as required by the rules of the Securities and Exchange Commission.

      4.5.     Review annually and assess the adequacy of the Charter of the Committee to the Board of Directors for approval, and if necessary propose amendments or revisions to the charter.

Meetings

      The Committee will hold at least four (4) regular meetings per year and additional meetings as the Chairperson of the Committee deems appropriate. The Chairman of the Board, and Connetics’ President and Chief Financial Officer may attend any meeting of the Committee, except for portions of the meetings where his, her or their presence would be inappropriate, as determined by the Committee Chairperson.

Minutes and Reports

      Written minutes of each meeting of the Committee shall be kept and distributed to each member of the Committee, members of the Board who are not members of the Committee and the Secretary of the Company. The Chairperson of the Committee shall report to the Board from time to time, or whenever so requested by the Board.

APPENDIX B

CONNETICS CORPORATION

Charter of the Governance and Nominating Committee
of the Board of Directors
(Effective February 12, 2004)

Purpose

      The primary purposes of the Governance and Nominating Committee (the “Committee”) of the Board of Directors (the “Board”) of Connetics Corporation, a Delaware corporation (“Connetics” or the “Company”) are to oversee management of the Company in its compliance with laws, regulations, and policies relating to corporate governance, and to recommend to the Board qualified candidates for nomination to the Board. The operation of the Committee shall be subject to the provisions of the Bylaws of the Company, as in effect from time to time, and to Section 141 of the Delaware General Corporation Law.

Organization

      The Committee shall consist of a minimum of two directors. Members of the Committee shall be appointed by the Board and may be removed by the Board in its discretion. All members of the Committee shall be independent directors, in accordance with any applicable Nasdaq or SEC rules concerning independence.

Duties and Responsibilities

      The operation of the Committee shall be subject to the provisions of Connetics’ Bylaws, as in effect from time to time, and to Section 141 of the Delaware General Corporation Law. The Committee shall have the full power and authority to:

•	review, solicit and make recommendations regarding the size and composition of the Board,

•	identify individuals qualified to become Board members,

•	select the director nominees for the annual meeting of stockholders,

•	develop and recommend to the Board a policy regarding the consideration of director nominees by stockholders,

•	develop and recommend to the Board a set of corporate governance principles applicable to Connetics,

•	recommend Board committee assignments and any changes to such assignments,

•	consider matters of corporate governance and to review, periodically, our corporate governance principles, and

•	perform such other tasks as the Board may authorize from time to time.

Nomination/Appointment Policy

      The Committee believes that it is in the best interests of Connetics and its stockholders to obtain highly-qualified candidates to serve as members of the Board. The Committee will seek candidates for nomination and appointment with excellent strategic thinking and decision-making ability, business experience, relevant expertise, personal integrity and reputation. To that end, the Committee shall:

•	Identify individuals qualified to become board members, receive nominations for such qualified individuals, select, or recommend that the Board select, the director nominees for the next

B-1

annual meeting of shareholders, taking into account each candidate’s ability, judgment and experience and the overall diversity and composition of the Board; and

•	Recommend to the Board qualified individuals to serve as committee members on the various Board committees. The Committee shall review and recommend committee slates annually and shall recommend additional committee members to fill vacancies as needed.

Governance Policy

      The responsibilities of the Committee with respect to corporate governance shall include the following:

•	Develop and recommend to the full Board a set of corporate governance principles applicable to Connetics. Such principles shall address the following subjects: (i) director qualification standards, (ii) director responsibilities, (iii) ability of directors to have direct access to management and, as necessary and appropriate, independent advisors, (iv) director compensation, (v) director orientation and continuing education, and (vi) annual performance evaluation of the board. The Committee shall review the principles on an annual basis, or more frequently if appropriate, and recommend changes as necessary;

•	Review and make recommendations to the Board with respect to Connetics’ practices and policies with respect to directors, including compensation for non-employee directors, the size of the Board, the ratio of employee directors to non-employee directors, the meeting frequency of the Board and the structure of Board meetings;

•	Review and make recommendations to the Board with respect to the functions, duties and composition of the committees of the Board and compensation for committee members; and

•	In concert with the Board, review Connetics’ policies with respect to significant issues of corporate public responsibility.

Meetings

      Meetings of the Committee will be held at the pleasure of the Board and the members of the Committee, from time to time, in response to the needs of the Board. Notwithstanding the foregoing, the Committee will meet at least once annually to evaluate and make nominations of qualified candidates for election to the Board at the Annual Meeting of Stockholders. The Committee may act by written consent of its members.

Minutes and Reports

      The Committee will provide reports to the Board regarding the Committee’s nominations for election to the Board. Written minutes of each Committee meeting shall be kept with the minutes of Board meetings, and distributed to each member of the Committee and the Secretary of the Company.

B-2

CONNETICS CORPORATION
3290 WEST BAYSHORE ROAD
PAL0 ALTO, CA 94303

VOTE BY INTERNET - www.proxvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return to Connetics Corporation, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	CONNT1	KEEP THIS PORTION FOR
YOUR RECORDS

          THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.          DETACH AND RETURN THIS PORTION ONLY

CONNETICS CORPORATION

The Board of Directors recommends a vote FOR each of the directors listed below and a vote FOR the other proposals. This Proxy, when properly executed, will be voted as specified below. THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS LISTED BELOW AND FOR THE OTHER PROPOSALS IF NO SPECIFICATION IS MADE.

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote, mark “For All Except” and write the nominee’s name or number on the line below.

1.	Election of Directors: Proposal to elect the following nine (9) directors to hold office until the next Annual Meeting of Stockholders and until their successors are elected and qualified.

01) Alexander E. Barkas, Ph.D.	06) Thomas D. Kiley
02) Eugene A. Bauer, M.D.	07) Leon E. Panetta
03) R. Andrew Eckert	08) G. Kirk Raab
04) Denise M. Gilbert, Ph.D.	09) Thomas G. Wiggans
05) John C. Kane

		For	Against	Abstain
2.	Proposal to ratify the appointment of Ernst & Young LLP as our independent auditors for the year ending December 31, 2004.	☐	☐	☐

3.	In the discretion of the proxies, upon such other business as may properly come before the meeting and any postponement or adjournment of the meeting.	☐	☐	☐

For address changes, please check this box and write them on the back where indicated	☐

Please sign the name(s) appearing on each share certificate(s) over which you have voting authority. For joint accounts, both owners must sign.

     Signature [PLEASE SIGN WITHIN BOX] Date

     Signature (Joint Owners) Date

PROXY

CONNETICS CORPORATION

Annual Meeting of Stockholders, May 7, 2004

This Proxy is Solicited on Behalf of the Board of Directors of Connetics Corporation

     The undersigned revokes all previous proxies, and acknowledges receipt of the Notice of the 2004 Annual Meeting of Stockholders and the Proxy Statement. The undersigned hereby appoints Thomas G. Wiggans and Katrina J. Church, and each of them, proxies, with full power of substitution, for and in the name of the undersigned, to vote all shares of Common Stock of Connetics Corporation (the “Company”) which the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the 2004 Annual Meeting of Stockholders of the Company and at any adjournment or postponement of the Annual Meeting. The Annual Meeting will be held at the Company’s office located at 3290 West Bayshore Road, Palo Alto, California 94303, on May 7, 2004 at 9:00 a.m. local time. The shares represented by this Proxy shall be voted in the manner set forth on the reverse side.

ADDRESS CHANGES:

(If you noted any address changes above, please mark the box on the reverse side.)

CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE